Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

          We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (Amendment No. 3) of our report dated March 16, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Viewpoint Corporation’s Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
February 4, 2008